Exhibit 4(a)(iv)

LIMITED LIABILITY PARTNERSHIP

CONFORMED COPY

SIX CONTINENTS PLC

MITCHELLS & BUTLERS PLC

INTERCONTINENTAL HOTELS GROUP PLC

AND

SALOMON BROTHERS INTERNATIONAL LIMITED

SPONSOR'S AGREEMENT

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THIS AGREEMENT is made on 17 February 2003

BETWEEN:

(1)	SIX CONTINENTS PLC a company incorporated in England and Wales (registered no. 2758652), whose registered office is at 20 North Audley Street, London W1K 6WN ("Six Continents");

(2)	INTERCONTINENTAL HOTELS GROUP PLC a company incorporated in Englandand Wales (registered no. 4551528), whose registered office is at 20 North Audley Street, London W1K 6WN ("IHG");

(3)	MITCHELLS & BUTLERS PLC a company incorporated in England and Wales (registered no. 4551498), whose registered office is at 20 North Audley Street, LondonW1K 6WN ("M and B"); and

(4)	SALOMON BROTHERS INTERNATIONAL LIMITED (trading as Schroder Salomon Smith Barney), a company incorporated in England and Wales (registered no.1763297) whose registered office is at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (the "Sponsor").

WHEREAS:

(A)	The ordinary shares in Six Continents of 28 pence each are currently listed on the Official List and traded on the London Stock Exchange's market for listed securities. IHG was incorporated as a public limited company on 2 October 2002 and changed its name to InterContinental Hotels Group PLC on 17 January 2003. M and B PLC was incorporated as a public limited company on 2 October 2002 and changed its name to Mitchells & Butlers PLC on 4 February 2003.

(B)	Six Continents announced on 1 October 2002 its intention, inter alia, to separate its branded restaurants and pubs business from its hotels and drinks business by way of are organisation and demerger.

(C)	It is proposed that, inter alia, the Six Continents share capital be cancelled pursuant to the Scheme and the Six Continents Shareholders on the register of members at the Scheme Record Date be allotted and issued one fully paid M and B Share for each Six Continents Share held by them at that date. As a result Six Continents is to become a wholly owned subsidiary of M and B and M and B is to become the ultimate holding company of the Six Continents Group.

(D)	Shortly after the implementation of the Scheme it is proposed that M and B acquires the M and B Retail business from Six Continents and that the IHG Group Companies be demerged to the M and B Shareholders by means of the M and B Reduction of Capital on the basis described in the Circular.

(E)	Following the M and B Reduction of Capital and the subsequent consolidation of M and B’s share capital, it is proposed that the IHG Shares and the M and B Shares be introduced to the Official List.

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(F)	M and B has applied to the UK Listing Authority and to the London Stock Exchange for the M and B Shares to be admitted to the Official List and to trading on the London Stock Exchange's market for listed securities respectively immediately following the Demerger. IHG has applied to the UK Listing Authority and to the London Stock Exchange for the IHG Shares to be admitted to the Official List and to trading on the London Stock Exchange's market for listed securities respectively immediately following the Demerger.

(G)	IHG and M and B will apply for listing on the New York Stock Exchange for IHG Shares and the IHG ADSs and the M and B Shares and M and B ADSs, respectively.

(H)	M and B will file the M and B Form 20-F with the SEC to register the M and B Shares and the M and B ADSs under the Exchange Act.

(I)	It is intended that IHG will be treated as the successor registrant to Six Continents under Section 12g – 3 of the Exchange Act and therefore succeed to the existing Exchange Act registration of Six Continents.

(J)	The Sponsor has been engaged and has agreed to act in accordance with the terms set out herein, inter alia, as sponsor to each of IHG and M and B with respect to the irrespective applications for Admission and as financial advisers to Six Continents with respect to the issue of the Circular. The purpose of this Agreement is to record certain steps to be taken by IHG, M and B, Six Continents and the Sponsor, respectively, in connection with the applications for Admission and Approval and the issue of the Circular, to set out for the benefit of the Sponsor certain representations and warranties and to record certain other matters.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and the Schedules.

1.2	In this Agreement (including the Recitals and Schedules hereto) the following terms shall, unless the context otherwise requires, have the following meaning:

"Act" means the Companies Act 1985;

"Admission" means Admission to Listing and Admission to Trading and a reference to Admission becoming effective is to be construed in accordance with paragraph 7.1 of the Listing Rules and paragraph 2.1 of the Standards (as applicable);

"Admission to Listing" means the admission of the IHG Shares or the M and B Shares (as the context requires) to listing on the Official List;

"Admission to Trading" means the admission of the IHG Shares or the M and B Shares (as the context requires) to trading on the London Stock Exchange;

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"Approval" means the approval for listing and trading on the New York Stock Exchange of the M and B ADSs and, for listing only, of the M and B Shares and for listing and trading on the New York Stock Exchange of the IHG ADRs and, for listing only, of the IHG Shares, subject to official notice of issuance;

"Business Day" means a day (other than Saturday or Sunday or a public holiday) on which the clearing banks are open for business in London;

"Circular" means the circular in the agreed form to Six Continents Shareholders to be dated 17 February 2003 giving details of the Demerger and a return of capital and incorporating notices of the Court Meeting and the EGM;

"Code" means The City Code on Takeovers and Mergers;

"Completion" means the time and date when the last condition under the Demerger Agreement has been satisfied or waived as the case may be;

"Court Meeting" means the court meeting to be convened to seek the approval of the Scheme by the Six Continents Shareholders;

"CREST" means the "relevant system" (as defined in the Uncertificated Securities Regulations 2001);

"CRESTCo" means CRESTCo Limited, the operator of the "relevant system" as defined in the Uncertificated Securities Regulations 2001;

"Demerger" means the proposed demerger of the IHG Group Businesses from the existing Six Continents Group by way of the Scheme and the M and B Reduction of Capital as described in the Circular;

"Demerger Agreements" means the Separation Agreement between IHG and M and B as defined in the M and B Listing Particulars and the M and B Group Transfer SPA as defined in the M and B Listing Particulars;

"Demerger Record Date" means the Business Day before the M and B Reduction of Capital becomes effective currently envisaged to be 11 April 2003;

"Demerger Record Time" means 00.01 am on the Demerger Record Date;

"Depositary" means the Bank of New York in its capacity as depositary to Six Continents prior to Completion and thereafter to IHG and M and B pursuant to their respective deposit agreements;

"EGM" means the extraordinary general meeting of Six Continents to be held on 12 March 2003 in relation to the approval of, inter alia, the Demerger;

"Engagement Letter" means the engagement letter dated 1 October 2002 from the Sponsor to Six Continents and countersigned by Six Continents on 1 October 2002, as supplemented or amended from time to time;

"Ernst & Young" means Ernst & Young LLP of Beckett House, 1 Lambeth Palace Road, London SE1 7EU;

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"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Form of Proxy" means the form of proxy in the agreed form for use in connection with the EGM;

"FSA Handbook" means the rules of the Financial Services Authority Limited through which the Sponsor derives its status as an authorised person;

"FSMA" means the Financial Services and Markets Act 2000;

"IHG ADR" means an American depositary receipt evidencing one or more IHG ADSs;

"IHG ADS" means an American depositary share issued pursuant to the IHG Deposit Agreement initially representing the right to receive one IHG Share and any reference to IHG Shares shall be deemed to include any such IHG Shares represented by IHG ADSs;

"IHG Deposit Agreement" means any deposit agreement between IHG, the Depositary and the owners and beneficial owners from time to time of the IHG ADRs;

"IHG Director" means a director of IHG specified in the IHG Listing Particulars as taking responsibility for the IHG Listing Particulars and "IHG Directors" means all those persons;

"IHG Formal Notice" means the formal notice in the agreed form required by the Listing Rules and relating to the IHG Introduction;

"IHG Form F-6" means any registration statement filed by the Depositary on Form F-6 to register the IHG ADSs under the Securities Act;

"IHG Group" means in relation to the period:

(a)	prior to Completion, Six Continents and those companies which are owned directly or indirectly by Six Continents and which following the Demerger will be owned directly or indirectly by IHG (as described in the IHG Listing Particulars); and

(b)	after Completion, IHG and each of its subsidiary undertakings from time to time;

"IHG Group Businesses" means the businesses, undertakings and activities comprised within, or carried on by the IHG Group or its associated undertakings whether or not the assets, rights or liabilities of such businesses are owned or held by or under the control of a IHG Group Company other than M and B Group Businesses;

"IHG Group Companies" means the companies comprising the IHG Group and their subsidiary undertakings from time to time;

"IHG Introduction" means the admission of the IHG Shares to the Official List by way of introduction;

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"IHG Issue Documents" means the IHG Listing Particulars, any IHG Supplementary Listing Particulars, the IHG Form F-6, the Six Continents Form 20-F, the IHG Formal Notice and the Impact Day Announcement;

"IHG Listing Particulars" means the listing particulars of IHG in the agreed form to be dated 17 February 2003;

"IHG Non-US Issue Documents" means the IHG Listing Particulars, any IHG Supplementary Listing Particulars, the IHG Formal Notice and the Impact Day Announcement;

"IHG Shares" means the ordinary shares of £1 each in the capital of IHG in issue or to be issued at Completion including the shares to be issued pursuant to the Demerger and the M and B Reduction of Capital;

"IHG Supplementary Listing Particulars" means any supplementary listing particulars prepared and published by IHG in accordance with section 81(1) of the FSMA and the Listing Rules;

"IHG Working Capital Report" means the report prepared by Ernst & Young on the consolidated cash flow and working capital projections of the IHG Group dated 17 February 2003;

"Impact Day Announcement" means the announcement to be made by Six Continents announcing the launch of the Demerger and the publication of the Listing Particulars and the Circular;

"Indemnifier" means in respect of any Claim or claim for any Indemnified Loss (both as defined in clause 7.2) which is made:

(a)	in the period prior to the Scheme becoming effective, Six Continents;

(b)	following the Scheme becoming effective and prior to Completion, M and B;

(c)	following Completion, M and B to the extent that such Claim or liability for Indemnified Loss arises pursuant to clause 7.2; and

(d)	following Completion, IHG to the extent that such Claim or liability for Indemnified Loss arises pursuant to clause 7.3 irrespective in each case of when the act or omission giving rise to such Claim or such Indemnified Loss actually occurred provided that, if Completion takes place, IHG or M and B, as the case may be, shall be the Indemnifier in accordance with (c) or (d) above in respect of all Claims or claims for any Indemnified Loss notwithstanding that the relevant claim was made prior to that time.

"Introductions" means both the IHG Introduction and the M and B Introduction;

"Issue Documents" means the IHG Issue Documents and the M and B Issue Documents and the Press Announcement;

"Linklaters" means the law firm of Linklaters of One Silk Street, London EC2Y 8HQ;

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"Listing Particulars" means the M and B Listing Particulars and the IHG Listing Particulars;

"Listing Rules" means the listing rules of the UK Listing Authority made pursuant to section 74 of the FSMA as amended from time to time;

"London Stock Exchange" means London Stock Exchange plc;

"M and B ADR" means an American depositary receipt evidencing one M and B ADS;

"M and B ADS" means an American depositary share issued pursuant to the M and B Deposit Agreement initially representing one M and B Share, and any reference to M and B Shares shall be deemed to include any such M and B Shares represented by M and B ADSs;

"M and B Deposit Agreement" means any deposit agreement between M and B, the Depositary and the owners and beneficial owners from time to time of M and B ADRs;

"M and B Director" means a director of M and B specified in the M and B Listing Particulars as taking responsibility for the M and B Listing Particulars and "M and B Directors" means all those persons;

"M and B Form F-6" means the registration statement filed by the Depositary on Form F-6 to register the M and B ADRs under the Securities Act;

"M and B Form 20-F" means the registration statement on Form 20-F for the registration under the Exchange Act of the M and B Shares and the M and B ADSs (together with any amendments or supplements thereto);

"M and B Formal Notice" means the formal notice in the agreed form required by the Listing Rules and relating to the M and B Introduction;

"M and B Group" means in relation to the period:

(a)	prior to the Scheme becoming effective, the Six Continents Group (excluding the IHG Group);

(b)	after the Scheme becomes effective, M and B and its subsidiary undertakings from time to time (excluding the IHG Group); and

(c)	after Completion, M and B and its subsidiary undertakings from time to time;

"M and B Group Businesses" means the businesses, undertakings and activities comprised within or carried on by the M and B Group or its associated undertakings whether or not the assets, rights or liabilities relating to such businesses are owned or held by or under the control of an M and B Group Company;

"M and B Group Companies" means the companies comprising the M and B Group and their subsidiary undertakings from time to time;

"M and B Introduction" means the admission of the M and B Shares to the Official List by way of introduction;

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"M and B Issue Documents" means the M and B Listing Particulars, any M and B Supplementary Listing Particulars, the Registration Statements, the M and B Formal Notice and the Impact Day Announcement;

"M and B Listing Particulars" means the listing particulars of M and B in the agreed form to be dated 17 February 2003 and relating to the M and B Shares;

"M and B Long Form Report" means the report dated 17 February 2003 prepared by Ernst & Young in relation to the M and B Group;

"M and B Non-US Issue Documents" means the M and B Listing Particulars, any M and B Supplementary Listing Particulars, the M and B Formal Notice and the Impact Day Announcement;

"M and B Reduction of Capital" has the meaning attributed to it in the Circular;

"M and B Shares" means the ordinary shares in the capital of M and B in issue at Completion;

"M and B Supplementary Listing Particulars" means any supplementary listing particulars prepared and published by M and B in accordance with section 81(1) of the FSMA and the Listing Rules;

"M and B Working Capital Report" means the report prepared by Ernst & Young on the consolidated cash flow and working capital projections of the M and B Group dated 17 February 2003;

"New York Stock Exchange" means the New York Stock Exchange Inc.;

"Official List" means the Official List of the UK Listing Authority;

"Press Announcement" means the press announcement of, inter alia, the Demerger dated 1 October 2002 issued by Six Continents;

"Registrar" means Lloyds TSB Registrars;

"Registration" means delivery for registration of duplicate copies of the relevant Listing Particulars or Supplementary Listing Particulars (as the case may be) to the Registrar of Companies as required by section 83 of the FSMA;

"Registration Statements" means the M and B Form 20-F with respect to the M and B Shares and M and B ADSs and the M and B Form F-6 with respect to the M and B ADSs;

"Regulatory Information Service" means an information dissemination provider approved by the Financial Services Authority;

"Relevant Person" means (a) any parent undertaking or subsidiary undertaking of the Sponsor or any subsidiary undertaking of such parent undertaking; and (b) any directors, employees or officers of the Sponsor or of any undertaking specified in (a);

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"Reorganisation" means the proposed reorganisation of the Six Continents Group prior to the Demerger including, inter alia, the Scheme;

"Resolutions" means the resolutions to be proposed at the EGM and the Court Meeting as set out in the Circular;

"Roadblock Review" means the agreed form document entitled "Roadblock Review" being a legal review report produced by Linklaters and relating to the Demerger and Introductions;

"Scheme" means the scheme of arrangement under Section 425 of the Act described in Part III of the Circular subject to any modification, addition or condition approved or imposed by the High Court of Justice in England and Wales;

"Scheme Record Date" means 4.30 pm on 11 April 2003;

"Scheme Shares" means the M and B Shares to be issued to holders of ordinary shares in Six Continents at the Scheme Record Date;

"SEC" means the United States Securities and Exchange Commission;

"Securities Act" means the United States Securities Act of 1933, as amended;

"Six Continents ADR" means an American depositary receipt evidencing one or more Six Continents ADS;

"Six Continents ADSs " means an American depositary share initially representing 1 Six Continents Share and any reference to Six Continents Shares shall be deemed to include any such Six Continents Shares represented by Six Continents ADSs;

"Six Continents Deposit Agreement" means the deposit agreement dated as of 12 December 1989, as amended and restated as of 27 January 1992, as further amended and restated as of 9 February 1998 and as further amended and restated as of 30 July 2001 between Six Continents, The Bank of New York, as depositary, and the owners and beneficial owners from time to time of the Six Continents ADRs;

"Six Continents Form 20-F" means the annual report on Form 20-F to be filed under the Exchange Act by Six Continents for the fiscal year 2002;

"Six Continents Group" means Six Continents and its subsidiary undertakings from time to time;

"Six Continents Share" means the issued ordinary shares of 28 pence each in the capital of Six Continents from time to time;

"Standards" means the admission and disclosure standards made by the London Stock Exchange from time to time;

"Stockbrokers" means Cazenove & Co. Ltd and Merrill Lynch International;

"Supplementary Listing Particulars" means the IHG Supplementary Listing Particulars and the M and B Supplementary Listing Particulars;

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"Transaction Fee" means the transaction advisory fee and expenses previously agreed between the Sponsor and Six Continents under the Engagement Letter being the fee set out in the first paragraph under the heading "Fees" in the Engagement Letter and the expenses referred to in the sixth paragraph under that heading;

"UK Listing Authority" means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part IV of the FSMA;

"Warranties" means warranties set out or referred to in Clause 6 and Schedule 2; and

"Warranties Certificate" means a certificate in the form set out in Schedule 3.

1.3	In this Agreement, a reference to:

	1.3.1	a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 258 of the Act and a "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Act;

	1.3.2	a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party or in another form as may be agreed by or on behalf of each party;

	1.3.3	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

	1.3.4	costs includes a reference to costs, charges and expenses of every description;

	1.3.5	a "certified copy" is a reference to a document certified by a director or the secretary of Six Continents, IHG or M and B (as the case may be) or by Linklaters as being a true copy;

	1.3.6	a person includes a reference to a body corporate, association or partnership; and

	1.3.7	a clause, Recital or Schedule, unless the context requires otherwise, is a reference to a clause or Recital of or a Schedule to this Agreement.

2.	APPOINTMENT

2.1	Each of IHG and M and B hereby confirms the appointment of the Sponsor as sponsor in relation to the applications for Admission, and the Sponsor hereby confirms its acceptance of such appointments. Six Continents confirms the appointment of the Sponsor as sponsor for the purposes of the Circular, and the Sponsor hereby confirms its acceptance of such appointment.

2.2	Each of IHG, M and B and Six Continents confirms that the foregoing appointments confer on the Sponsor all powers, authorities and discretions on its behalf which are necessary for, or reasonably incidental to, the proper performance of the Sponsor's duties under this Agreement including, without limitation, the applications for Admission (including the giving of all and any instructions to the Stockbrokers and the Registrar

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which the Sponsor considers necessary or reasonably advisable in order to effect the relevant Admission and sending announcements to a Regulatory Information Service previously agreed with IHG, M and B or Six Continents on behalf of the relevant company) and each of IHG, M and B and Six Continents hereby agrees to ratify and confirm everything which the Sponsor shall properly do in the exercise of such powers, authorities and discretions.

2.3	In the event of any conflict or inconsistency between the Engagement Letter and this Agreement in relation to the subject matter hereof, the terms of this Agreement shall prevail.

3.	APPLICATION FOR ADMISSION AND REGISTRATION

3.1	IHG confirms that, through its Stockbrokers, it has made application (within the meaning of and for the purposes of the Listing Rules) to the UK Listing Authority for Admission to Listing and to the London Stock Exchange for Admission to Trading.

3.2	M and B confirms that, through its Stockbrokers, it has made application (within the meaning of and for the purposes of the Listing Rules) to the UKLA for Admission to Listing and to the London Stock Exchange for Admission to Trading.

3.3	Immediately following the execution of this Agreement or as soon as practicable thereafter and before publication of the Listing Particulars:

	3.3.1	IHG shall deliver or procure to be delivered to the Sponsor:

		(a)	the documents set out in Part 1 of Schedule 1, in each case in such numbers and complying with the execution requirements as set out in that Schedule; and
		(b)	evidence in a form reasonably satisfactory to the Sponsor of formal approval by the UK Listing Authority pursuant to the Listing Rules of the IHG Listing Particulars, and the IHG Formal Notice referred to in Part 1of Schedule 1.

	3.3.2	M and B shall deliver or procure to be delivered to the Sponsor:

		(a)	the documents set out in Part 2 of Schedule 1, in each case in such numbers and complying with the execution requirements as set out in that Schedule; and

		(b)	evidence in a form reasonably satisfactory to the Sponsor of formal approval by the UK Listing Authority pursuant to the Listing Rules of the M and B Listing Particulars and the M and B Formal Notice referred to in Part 2 of Schedule 1.

	3.3.3	Six Continents shall deliver or procure to be delivered to the Sponsor:

		(a)	the documents set out in Part 3 of Schedule 1 in each case in such numbers and complying with the execution requirements as set out in that Schedule; and

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(b) evidence in a form reasonably satisfactory to the Sponsor of formal approval by the UK Listing Authority pursuant to the Listing Rules of theCircular.

3.4	Not later than 3 days before the date set for consideration by the UK Listing Authority of the applications for Admission to Listing, each of IHG and M and B shall deliver or procure to be delivered to the Sponsor the documents set out in Part 5 of Schedule 1 in the numbers and complying with the execution requirements as set out therein. Prior toAdmission each of IHG, M and B and Six Continents shall deliver or procure to be delivered to the Sponsor the documents set out in Part 6 of Schedule 1 in the numbers and complying with the execution requirements as set out therein.

3.5	Each of IHG, M and B and Six Continents shall, to the extent it is reasonably able to do so, respectively provide or procure to be provided all such information and execute or procure to be executed all such documents and do or cause to be done all such things as may be required by the UK Listing Authority, or reasonably requested by the Sponsor, for the purposes of the respective applications for Admission and, in the case of Six Continents, in connection with the approval and issuance of the Circular, and in order to comply with their respective obligations under all relevant provisions of the Act, the FSMA, the Listing Rules and the Standards.

3.6	IHG undertakes to the Sponsor that upon receipt of the approval of the UK Listing Authority referred to in clause 3.3.1(b) it will, as soon as practicable thereafter, procure Registration of the IHG Listing Particulars and deliver to the Sponsor evidence of such Registration.

3.7	M and B undertakes to the Sponsor that upon receipt of the approval of the UK Listing Authority referred to in clause 3.3.2(b) it will, as soon as practicable thereafter, procure Registration of the M and B Listing Particulars and deliver to the Sponsor evidence of such Registration.

3.8	Subject to clause 3.6, IHG shall:

	3.8.1	publish the IHG Listing Particulars in accordance with the Listing Rules and make available free of charge sufficient copies of the IHG Listing Particulars at the registered office of IHG and the offices of the Registrar to satisfy public demand;

	3.8.2	make available for inspection the documents stated in the IHG Listing Particulars as being available for inspection at the place and times stated in the IHG Listing Particulars;

	3.8.3	make available to the Sponsor as many copies of the IHG Listing Particulars together with any supplements or amendments thereto as the Sponsor may reasonably request; and

	3.8.4	procure that the IHG Listing Particulars are posted to holders of Six Continents Shares on or before 17 February 2003.

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3.9	Subject to clause 3.7, M and B shall:

	3.9.1	publish the M and B Listing Particulars in accordance with the Listing Rules and make available free of charge sufficient copies of the M and B Listing Particulars at the registered office of M and B and the Registrar to satisfy public demand;

	3.9.2	make available for inspection the documents stated in the M and B Listing Particulars as being available for inspection at the place and times stated in the M and B Listing Particulars;

	3.9.3	make available to the Sponsor as many copies of the M and B Listing Particulars together with any supplements or amendments thereto as the Sponsor may reasonably request; and

	3.9.4	procure that the M and B Listing Particulars are posted to holders of Six Continents Shares on or before 17 February 2003.

3.10	Six Continents shall make available for inspection the documents stated in the Circularas being available for inspection at the place and times stated in the Circular and Six Continents shall procure that the Circular and Form of Proxy is posted to holders of Six Continents Shares on or before 17 February 2003 and that the EGM is convened.

3.11	Each of M and B and Six Continents confirms that application will be made for the M and B ADSs to be listed for trading on the New York Stock Exchange. Unless the board of directors of Six Continents or, following the Scheme becoming effective, M and B shall decide not to proceed with the Demerger, each of M and B and Six Continents shall use all reasonable endeavours to provide or procure to be provided, all such information and execute or procure to be executed all such documents and do or cause to be done all such things as may be required by the SEC or the NYSE or necessary:

	3.11.1	to have the M and B Form 20-F and the M and B Form F-6 declared effective by the SEC not later than 9:00 a.m. (New York time) on the date of Introduction or Completion; and

	3.11.2	to list the M and B ADSs on the New York Stock Exchange not later than 9:00a.m. (New York Time) on the date of Introduction or Completion,

provided that if such boards decide not to proceed with the Demerger, Six Continents,and/or M and B, as applicable, shall be entitled to withdraw such application and the Registration Statements prior to the Introduction, in which event none of Six Continents or M and B shall have any liability under this Agreement for such Registration Statements.

3.12	Six Continents represents and warrants that the Six Continents ADS are listed for trading on the NYSE and unless the board of directors of Six Continents or, following the Scheme becoming effective, M and B shall decide not to proceed (or is prohibited from proceeding) with the Demerger, each of Six Continents, IHG and/or M and B (as the case may be) shall use all reasonable endeavours to provide or procure to be provided all such

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information and execute or procure to be executed all such documents and do or procure to be done all such things as may be reasonably necessary or required by the SEC or the NYSE such that not later than 9:00 a.m. (New York time) on the date of Introduction or Completion the IHG ADSs will be listed on the New York Stock Exchange.

3.13	IHG and M and B shall, subject to issuance of the effectiveness orders referred to below, procure that as soon as reasonably practicable after Introduction the Sponsor receives a date stamped copy of the Registration Statements and the IHG Form F-6, provided that the time for satisfaction of delivery may be extended by agreement by M and B, and IHG, as the case may be, and the Sponsor.

3.14	Unless the board of directors of Six Continents or, following the Scheme becoming effective, M and B shall decide not to proceed with the Demerger, IHG, M and B and Six Continents shall respectively use all reasonable endeavours to procure that conditional upon:

	3.14.1	the UK Listing Authority granting permission (subject only to Admission becoming wholly effective) for the IHG Shares and the M and B Shares to be admitted to the Official List; and

	3.14.2	Admission becoming wholly effective on or before 31 May 2003 the Demerger is implemented in accordance with and as described in the Circular.

3.15	The Sponsor shall provide reasonable assistance (including liasing with the UK Listing Authority) to IHG, M and B and Six Continents in order for each of them to comply with their obligations under this clause 3 and to assist in the obtaining of Admission and, in particular, shall, without limitation and without prejudice to those services to be provided by Sponsor pursuant to the Engagement Letter, fulfil the following responsibilities:

	3.15.1	preparing and delivering to the UK Listing Authority the documents referred to in Part 4 of Schedule 1;

	3.15.2	reviewing, in the light of the Sponsor's actual knowledge and in conjunction with Six Continents, the IHG Long Form Report and the M and B Long Form Report in the context of assessing IHG's and M and B's suitability for listing respectively;

	3.15.3	in conjunction with Six Continents, its brokers and PR agents, advising and assisting in communication with the investor community and press and on the presentation and marketing of IHG and M and B to existing and potential new shareholders;

	3.15.4	advising, in reliance upon the IHG Working Capital Reports and the M and B Working Capital Report, as to the sufficiency of IHG and M and B's working capital and signing working capital letters addressed to the UK Listing Authority, if the Sponsor is satisfied that it is appropriate for such letters to be delivered;

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	3.15.5	advising and assisting in the preparation of any public announcements, the Circular, the Listing Particulars and any ancillary public documentation;

	3.15.6	giving all such other reasonable assistance to M and B and Six Continents as may be reasonably requested in order to effect the Reorganisation, the Demerger or the Introductions; and

	3.15.7	approving any necessary financial promotions for the purposes of FSMA provided the Sponsor is satisfied that it is appropriate to do so.

3.16	IHG, M and B and Six Continents shall not be treated as being in breach of this clause 3 to the extent that the reason for the breach arises as a result of the Sponsor's failure to comply with clause 3.15.

3.17	Prior to Admission becoming effective, each of IHG and M and B shall:

	3.17.1	apply to CRESTCo for its shares to be admitted to CREST as participating securities; and

	3.17.2	take all reasonable steps necessary for its shares to become participating securities in CREST immediately following Admission becoming effective.

3.18	Immediately prior to Admission becoming effective, each of IHG, M and B and Six Continents shall deliver to the Sponsor the Warranties Certificate.

4.	FEES AND EXPENSES

4.1	On Completion, each of IHG and M and B shall, in substitution for Six Continents obligation in relation thereto, pay to the Sponsor for its services under this Agreement fifty per cent of the Transaction Fee.

4.2	For the avoidance of doubt all other fees agreed to be paid to the Sponsor pursuant to the Engagement Letter shall remain payable in accordance with the Engagement Letter, save that the procuring obligations on Six Continents in the third and fourth paragraphs under the heading "Fees" in the Engagement Letter shall be construed as direct obligations on (as the context requires) IHG and/or M and B (referred to in the Engagement Letter as "Hotels Plc" and "Retail Plc" respectively) to pay the fees referred to in such paragraphs.

4.3	Where IHG, M and B or Six Continents (the "Payer") is required by the terms of this Agreement to reimburse the Sponsor for any costs constituting supplies made to the Sponsor, the Payer shall, upon receipt of a valid VAT invoice, pay to the Sponsor, in addition to those costs, an amount equal to any input value added tax incurred by the Sponsor in respect of those supplies except to the extent that the Sponsor is entitled to repayment or credit in respect of that input value added tax. Where the Payer is requiredby the terms of this Agreement to reimburse the Sponsor for any costs incurred by the Sponsor as agent of the Payer, the Payer shall, upon receipt of a valid VAT invoice, pay to the Sponsor, in addition to those costs, an amount equal to any value added tax incurred by the Sponsor on those costs.

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5.	SUPPLEMENTARY LISTING PARTICULARS

5.1	Where after publication of the Listing Particulars but before Admission becomes effective there is a significant change affecting any matter contained in those Listing Particulars whose inclusion was required by section 80 of the FSMA or by the Listing Rules or by the UK Listing Authority or a significant new matter arises which would have been so required if it had arisen when the Listing Particulars were prepared:

	5.1.1	IHG or M and B (as the case may be) shall:

		(a)	as soon as reasonably practicable upon becoming aware of the same disclose the change or matter to the Sponsor in writing (with full details tothe extent available);

		(b)	as soon as reasonably practicable prepare and through the Sponsor deliver to the UK Listing Authority for approval the IHG Supplementary Listing Particulars or the M and B Supplementary Listing Particulars (as the casemay be) containing details of the change or matter; and

		(c)	prior to publication of the IHG Supplementary Listing Particulars or the M and B Supplementary Listing Particulars, consult with the Sponsor asto the form and content thereof; and

	5.1.2		Six Continents shall as soon as reasonably practicable notify the Sponsor inwriting if it becomes aware that there is any obligation on IHG or M and B to publish Supplementary Listing Particulars in relation to the change or matter.

5.2	Immediately on receipt (in a form reasonably satisfactory) to the Sponsor of evidence of approval by the UK Listing Authority of the Supplementary Listing Particulars or of the authorisation of their issue without such approval, IHG or M and B (as the case may be) shall procure their Registration.

5.3	If Supplementary Listing Particulars are published, references in this Agreement to the IHG Listing Particulars and the M and B Listing Particulars are, as the context permits, to be read as references to the IHG Supplementary Listing Particulars or the M and B Supplementary Listing Particulars (as the case may be), or, as the context may require,the IHG Listing Particulars and the IHG Supplementary Listing Particulars or the M and B Listing Particulars and the M and B Supplementary Listing Particulars (as the casemay be), taken together.

6.	WARRANTIES

6.1	M and B warrants to the Sponsor that each Warranty set out in Part 1 of Schedule 2 istrue, accurate and not misleading at the date of this Agreement.

6.2	IHG warrants to the Sponsor that each Warranty set out in Part 2 of Schedule 2 is true, accurate and not misleading at the date of this Agreement.

6.3	Six Continents warrants to the Sponsor that each Warranty set out in:

	6.3.1	in Part 1 and Part 2 of Schedule 2; and

	6.3.2	Part 3 of Schedule 2,

is true, accurate and not misleading at the date of this Agreement.

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6.4	Each of IHG, M and B and Six Continents acknowledge that the Sponsor is entering into this Agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Sponsor to enter into this Agreement.

6.5	For the purposes of clauses 6.1, 6.2 and 6.3 above and Schedule 2 each of the Warranties shall be qualified to the extent of any facts or information fairly disclosed in the IHG Listing Particulars or the M and B Listing Particulars (as the case may be).

6.6	Each Warranty is to be construed independently and is not limited by a provision of this Agreement or another Warranty.

6.7	The Warranties shall remain in full force and effect notwithstanding Admission becoming effective and the completion of all other matters and arrangements referred to in or contemplated by this Agreement.

6.8	Each of IHG, M and B and Six Continents undertake to the Sponsor (save only as contemplated by this Agreement or as required by any applicable law or regulation or by any legal or regulatory body having power to require the same) not, so far as it is reasonably able, to do, or omit to do, anything which would or might cause a Warranty to become untrue, inaccurate or misleading at any time before Completion.

6.9	If, at any time prior to Completion, the Sponsor shall become aware that any of the Warranties is or has become or is likely to become untrue, inaccurate or misleading in any respect which, in the reasonable opinion of the Sponsor, is material in the context of the Demerger or the Introductions, and that as a result IHG, M and B or Six Continents (as the case may be) is required by law, the London Stock Exchange or the UK Listing Authority to make a formal announcement or publish any document, the Sponsor may (without prejudice to its rights to terminate its obligations under this Agreement pursuant to clause 13) require IHG, M and B or Six Continents (as the case may be) at their own expense to make or cause to be made such announcement and/or despatch such communication and/or take such other actions as the Sponsor shall, after consultation with Six Continents, M and B or IHG (as the case may be), reasonably consider necessary.

6.10	If, at any time prior to Completion, the Sponsor shall become aware that any of the Warranties is or has become or is likely to become untrue, inaccurate or misleading in any respect which, in the reasonable opinion of the Sponsor, is material in the context of the Demerger or the Introductions but none of IHG, M and B or Six Continents, as the case may be, is required by law, the London Stock Exchange or the UK Listing Authority to make a formal announcement or publish any document the relevant company shall take into account the reasonable representations of the Sponsor in deciding whether to make an announcement and/or despatch a communication.

6.11	At any time before Completion, IHG, M and B and/or Six Continents (as the case may be) shall, as soon as reasonably practicable disclose to the Sponsor in writing any matter,

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fact or circumstances occurring or coming to the notice of any of them which constitutes a breach of any of the Warranties given by that party or which would or might make any of the Warranties given by that party untrue or inaccurate or misleading if such Warranty were repeated at any time up to and including such time by reference to the facts and circumstances then existing.

6.12	After Completion and without prejudice to the liability of IHG or M and B (as the case may be), Six Continents shall not be liable to the Sponsor for a breach of clause 6.3.1 whenever such breach shall have occurred.

6.13	When signed by any officer of IHG, M and B or Six Continents (as the case may be) the Warranties Certificate shall be deemed a warranty as at the date thereof by IHG, M and B and Six Continents (as the case may be) to the Sponsor as to the matters covered thereby. Without prejudice to the indemnification provisions in clauses 7.2, 7.3, 7.4 and 7.5, the Sponsor's sole remedy for a breach of a Warranty repeated by way of the Warranties Certificate will be to terminate this Agreement pursuant to clause 13.

6.14	The Sponsor will not be entitled to recover any amounts in respect of any claim for breach of the Warranties or any of the indemnities contained herein if and to the extent that such amounts have been included in respect of a claim which has been satisfied and in no circumstances shall the Sponsor make more than one claim (including any claims under the Engagement Letter) in respect of the same or substantially the same facts provided that nothing in this clause shall prevent the Sponsor or any Indemnified Person (as defined in clause 7.2) from recovering all of its Indemnified Losses (as defined in clause 7.2) in respect of such facts whether by way of a single or a series of claims.

7.	EXCLUSION OF LIABILITY AND INDEMNITY

7.1	No claim shall be made against the Sponsor or any Relevant Person by IHG, M and B or Six Continents to recover any loss, liability, damage, cost, charge or expense any of them or their respective subsidiary undertakings or directors may suffer by reason of or arising (directly or indirectly) out of or connected with:

	7.1.1	the performance by the Sponsor of its obligations or the exercise of its rights under this Agreement; or

	7.1.2	the provision by the Sponsor of services in connection with the Reorganisation, the Demerger, the Introductions or the publication and despatch of any of the Issue Documents or the Circular,

other than to the extent the loss, liability, damage or cost is determined to have arisen from the bad faith, negligence or wilful default of the Sponsor or a Relevant Person or breach by the Sponsor of any duties or obligation owed to IHG, M and B or Six Continents under the regulatory system (as defined in the FSA Handbook).

7.2	Subject to clause 7.6, the Indemnifier undertakes to indemnify and keep indemnified on demand the Sponsor and each and every Relevant Person (each an "Indemnified Person") against all investigations, regulatory enquiries, actions, claims (whether or not successful, compromised or settled), demands, proceedings or judgements in any jurisdiction (each a "Claim") and all losses, liabilities, damages, costs, charges, taxes and

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expenses (including legal fees) of whatever nature (including costs, charges and expenses incurred in investigating or defending any Claim) (collectively "Indemnified Losses") in each case in connection with the Reorganisation, the Demerger or the M and B Introduction against or incurred by any Indemnified Person, directly or indirectly, relating to, arising out of, or connected with:

	(a)	any failure or alleged failure by an M and B Group Company to comply with any applicable requirement of statute or statutory regulation of the United Kingdom, the United States or elsewhere;

	(b)	the M and B Issue Documents not containing, or being alleged not to contain, all information required by statute or by the Listing Rules, or any statement contained therein being, or being alleged to be, defamatory of any person, untrue or incorrect in any material respect, or misleading in any material respect or the omission or alleged omission therefrom of a material fact necessary to make the statements therein not misleading;

	(c)	the distribution of the M and B Issue Documents by or with the authority of Mand B in any jurisdiction;

	(d)	the approval by the Sponsor for the purposes of section 21 of the FSMA of any material issued or caused to be issued by M and B in connection with or referring to the application for listing of the M and B Shares and/or the publication of the M and B Formal Notice and/or the issue of any other advertisement or other information submitted to the UK Listing Authority pursuant to section 98 of the FSMA, whether arising by reason of any person alleging that any of the contents thereof is not true and accurate or is unclear, unfair or misleading or infringes any applicable statute or the rules of any regulatory organisation or body of which the Sponsor is a member;

	(e)	any letter or report required by the Listing Rules to be given or made by the Sponsor in connection with the application for listing of the M and B Shares being, or being alleged to be, untrue, incorrect or misleading;

	(f)	any breach or alleged breach of any of the Warranties given by M and B pursuant to this Agreement; or

	(g)	the proper performance by the Sponsor of its role as sponsor in relation to the M and B Introduction.

7.3	Subject to clause 7.6, the Indemnifier undertakes to indemnify and keep indemnified on demand each and every Indemnified Person against all Claims and all Indemnified Losses in each case in connection with the Reorganisation, the Demerger or the IHG Introduction made against or incurred by any Indemnified Person, directly or indirectly, relating to, arising out of, or connected with:

	(a)	any failure or alleged failure by an IHG Group Company to comply with any applicable requirement of statute or statutory regulation of the United Kingdom, the United States or elsewhere;

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	(b)	the IHG Issue Documents not containing, or being alleged not to contain, all information required by statute or by the Listing Rules, or any statement contained therein being, or being alleged to be, defamatory of any person, untrue or incorrect in any material respect, or misleading in any material respect or the omission or alleged omission therefrom of a material fact necessary to make statements therein not misleading;

	(c)	the distribution of the IHG Issue Documents by or with the authority of IHG in any jurisdiction;

	(d)	the approval by the Sponsor for the purposes of section 21 of the FSMA of any material issued or caused to be issued by IHG in connection with or referring to the application for listing of the IHG Shares and/or the publication of the IHG Formal Notice and/or the issue of any other advertisement or other information submitted to the UK Listing Authority pursuant to section 98 of the FSMA, whether arising by reason of any person alleging that any of the contents thereof is not true and accurate or is unclear, unfair or misleading or infringes any applicable statute or the rules of any regulatory organisation or body of which the Sponsor is a member;

	(e)	any letter or report required by the Listing Rules to be given or made by the Sponsor in connection with the application for listing of the IHG Shares being, or being alleged to be, untrue, incorrect or misleading;

	(f)	any breach or alleged breach of any of the Warranties given by IHG pursuant to this Agreement; or

	(g)	the proper performance by the Sponsor of its role as sponsor in relation to the IHG Introduction.

7.4	Subject to clause 7.6, IHG, M and B and Six Continents jointly and severally undertake to indemnify and keep indemnified on demand each and every Indemnified Person against all Claims and all Indemnified Losses made against or incurred by any Indemnified Person, directly or indirectly, relating to, arising out of, or connected with, the Circular and which are not, in any such case, the subject of the indemnities contained in clauses 7.2 and 7.3.

7.5	Subject to clause 7.6, Six Continents undertakes to indemnify and keep indemnified on demand each and every Indemnified Person against all Claims and all Indemnified Losses made against or incurred by any Indemnified Person, directly or indirectly, relating to, arising out of, or connected with the approval for the purposes of section 21 of the FSMA of any material issued or caused to be issued by Six Continents (including, for the avoidance of doubt, any presentations) in connection with or referring to the Reorganisation, the Demerger, the Introductions, Admission or Approval.

7.6	In the case of any Claims or Indemnified Losses suffered or incurred by any Indemnified Person the indemnities in clauses 7.2, 7.3, 7.4 and 7.5 shall not extend or apply to any Claims or Indemnified Losses to the extent that they are attributable to the (i) bad faith, negligence or wilful default of an Indemnified Person or (ii) breach by an Indemnified

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Person of its duties or obligations owed to IHG, M and B or Six Continents (as the case may be) under the regulatory system (as defined in the FSA Handbook).

7.7	If the United Kingdom Inland Revenue or any other taxing authority charges to tax any sum payable under the indemnity contained in this clause 7, then the amount so payable shall be grossed up by such amount as will ensure that after deduction of the tax so chargeable and taking account of the extent to which (if at all) the action, claim, demand, proceedings, judgement, cost or liability in respect of which the sum is payable is allowable as a deduction for tax purposes against the sum payable under the indemnity contained in this clause 7 there should be left a sum equal to the amount that would otherwise be payable hereunder as a result of such indemnity.

7.8	If IHG, M and B or Six Continents (as the case may be) suffers any loss, damage, liability, expense or claim for which any Indemnified Person is (in whole or in part) jointly or severally responsible with any third party (a "Third Party") and/or any other person, the maximum aggregate amount of the Indemnified Persons' liability will be limited to such amount as the relevant Indemnified Persons agree with IHG, M and B or Six Continents or, failing that, is judicially determined to be just and equitable having regard to the relative responsibility of the Indemnified Persons so liable, the Third Party(s) and any other person, without regard to any limitations agreed by IHG, M and B or Six Continents (as the case may be) as to the amount that the Sponsor may claim against any Third Party (a "Relevant Limitation"). The extent to which such liability, cost, expense, damage or loss may be recoverable from any Indemnified Person will be no more than it would have been had no Relevant Limitation been agreed.

7.9	An Indemnified Person shall be entitled to defend, compromise, settle or deal with any Claim for which indemnification is sought under clauses 7.2, 7.3, 7.4 or 7.5 as it may see fit after consulting with and having considered all reasonable requests which IHG, M and B and/or Six Continents (as the case may be) may make. Without prejudice to the foregoing, the relevant Indemnified Person(s) shall use reasonable endeavours to:

	7.9.1	notify IHG, M and B and/or Six Continents (as the case may be) promptly of any matter which may give rise to a claim under the indemnities in clauses 7.2, 7.3, 7.4 and 7.5 (as the case may be) and to keep IHG, M and B and/or Six Continents (as the case may be) informed of all material developments in relation to such Claim;

	7.9.2	provide IHG, M and B and/or Six Continents (as the case may be) with any information relating to such Claim which it may reasonably request; and

	7.9.3	consult, wherever practicable, with IHG, M and B and/or Six Continents (as the case may be) prior to taking any material steps in relation to such Claim.

7.10	Six Continents, IHG and/or M and B (as the case may be) shall not be required pursuant to clauses 7.2, 7.3, 7.4 and/or 7.5 (as the case may be) to indemnify an Indemnified Person for any Indemnified Loss paid or payable by an Indemnified Person in the settlement of any Claim made without the prior written consent of Six Continents, IHG and/or M and B (as the case may be) such consent not to be withheld unless such settlement is unreasonable in the light of the Claim against and defences available to an

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Indemnified Person. Further, when determining whether to give its/their consent as required by this clause 7.10, Six Continents, IHG and/or M and B (as the case may be) will take full account of any possible impact on any Indemnified Person's reputation. If Six Continents, IHG or M and B (as the case may be) does withhold its consent to a settlement proposed by an Indemnified Person and such Claim is accordingly not settled as proposed by such Indemnified Person when requesting such consent Six Continents, IHG and/or M and B (as the case may be) will continue to indemnify the Indemnified Person in accordance with clauses 7.2, 7.3, 7.4 and/or 7.5 (as the case may be) in relation to the Claim.

8.	DEMERGER AGREEMENTS

8.1	Each of IHG, M and B and Six Continents hereby confirms that it intends to implement the Reorganisation and the Demerger in accordance with the Circular, the Issue Documents and the Demerger Agreements, and that it shall use all reasonable endeavours to procure that all necessary approvals are obtained and that all necessary resolutions are passed in order for the Reorganisation, the Demerger, Admission and Approval to become effective.

8.2	Each of IHG, M and B and Six Continents undertakes to and agrees with the Sponsor that prior to Completion it will not without the prior written consent of the Sponsor (such consent not to be unreasonably withheld or delayed) agree to any alteration, revision or amendment to the terms or conditions of, or waive any condition of, the Demerger Agreements which is material in the context of the Demerger or which would require the publication of Supplementary Listing Particulars.

9.	CONTINUING OBLIGATIONS OF M AND B

9.1	M and B undertakes to the Sponsor that while the Sponsor acts as adviser to M and B it will comply with all relevant continuing obligations from time to time prescribed by the UK Listing Authority or the London Stock Exchange and with the Code.

9.2	M and B undertakes to the Sponsor that it will not, before 90 days following Completion, without prior consultation with the Sponsor, make any material amendment to any of the service agreements referred to in the M and B Listing Particulars or waive or release any M and B Director from any provision of his service agreement.

9.3	While the Sponsor acts as financial adviser to M and B, M and B shall promptly inform the Sponsor if, at any time before 90 days following Completion, any person is appointed or ceases to be a director of M and B or there is any proposal that this shall happen.

10.	CONTINUING OBLIGATIONS OF IHG

10.1	IHG undertakes to the Sponsor that while the Sponsor acts as adviser to IHG it will comply with all relevant continuing obligations from time to time prescribed by the UK Listing Authority or the London Stock Exchange and with the Code.

10.2	IHG undertakes to the Sponsor that it will not, before the expiry of 90 days following Completion, without prior consultation with the Sponsor, make any material amendment

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to any of the service agreements referred to in the IHG Listing Particulars or waive or release any IHG Director from any provision of his service agreement.

10.3	While the Sponsor acts as financial adviser to IHG, IHG shall promptly in form theSponsor if, at any time before the expiry of 90 days following Completion, any person is appointed or ceases to be a director of IHG or there is any proposal that this shall happen.

11.	ANNOUNCEMENTS AND INFORMATION

11.1	From:

	11.1.1	the date of this Agreement until the Scheme becomes effective, Six Continents shall procure;

	11.1.2	the Scheme becoming effective until Completion, M and B shall procure; and

	11.1.3	Completion until 90 days after Admission, M and B shall procure, in relation to the M and B Group Companies, and IHG shall procure, in relation to the IHG Group Companies,

that no IHG Group Company or M and B Group Company shall (in response to enquiriesor otherwise) make any public statement or make available to the public any document or information which relates to the Reorganisation, the Demerger, the Introductions or otherwise relates to the profits, losses, financial or trading condition or prospects of IHG,M and B or Six Continents (as the case may be) unless such announcement or documentis of a type normally made by such company in the ordinary course of business, without:

	11.1.4	where the statement, document or information is required by law or the London Stock Exchange, the UK Listing Authority, the SEC or NYSE, prior consultation with the Sponsor and having due regard to all reasonable requests which the Sponsor may make; or

	11.1.5	in any other case, prior consultation whenever practicable with the Sponsor asto the content, timing and manner of the making or publication of the statement, document or information.

11.2	In clauses 11.1 and references to making a public statement or making available to the public any document or information include authorising or permitting another person to do so on behalf of IHG, M and B or Six Continents (as the case may be).

12.	POST-ADMISSION MATTERS

12.1	Each of IHG and M and B in respect of itself undertakes to the Sponsor that it will:

	12.1.1	comply with the procedure and timetable described in the Circular relating to the despatch of share certificates;

	12.1.2	procure the delivery to the UK Listing Authority of a duly executed declaration in the form set out in schedule 6 to the Listing Rules and any other documents the UK Listing Authority and/or London Stock Exchange may reasonably require; and

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	12.1.3	procure the payment to the UK Listing Authority or the London Stock Exchange (as the case may be) of any additional listing charges payable as aresult of the price at which the IHG Shares or the M and B Shares, as the case may be, open on the day Admission becomes effective.

13.	TERMINATION

13.1	If at any time prior to Admission, the Sponsor is of the opinion that:

	13.1.1	IHG, M and B or Six Continents has (or have) failed to comply with any of its (or their) respective obligations under this Agreement or otherwise relating toAdmission, Approval or has (or have) otherwise breached this Agreement; or

	13.1.2	any statement contained in the Issue Documents or the Circular is or has become in any material respect untrue, incorrect or misleading; or

	13.1.3	matters have arisen which would, if the Issue Documents or the Circular were issued at that time, constitute a material omission therefrom; or

	13.1.4	any of the Warranties was, when given, untrue, inaccurate or misleading or would be untrue, inaccurate or misleading if repeated by reference to facts and circumstances in existence at any time prior to Admission;

and if such event, matter, fact or circumstance, (i) in the Sponsor's opinion is material in the context of the Reorganisation, the Demerger, the IHG Introduction, the M and B Introduction, Admission or Approval, and (ii) has not been or cannot be remedied (and is in fact not so remedied as soon as practicable thereafter prior to Admission) in all material respects (to the satisfaction of the Sponsor) by the publication of anannouncement or Supplementary Listing Particulars or other actions as the case may be the Sponsor may (after consultation with IHG, M and B and Six Continents ascircumstances shall, in the opinion of the Sponsor, permit) (as agent for IHG or M and Bas the case may be) procure the withdrawal of the application for listing and may by notice in writing to IHG, M and B or Six Continents as the case may be terminate this Agreement on the basis provided in clause 13.4 below.

13.2	If following termination of this Agreement by the Sponsor pursuant to clause 13.1 above Six Continents, IHG and/or M and B (as the case may be) consider(s) that the Sponsor had formed its opinion unreasonably then Six Continents, IHG and/or M and B (as the case may be) shall be entitled to seek damages from the Sponsor on the basis that this Agreement had been invalidly terminated. In relation to any proceedings or dispute arising pursuant to this clause 13.2, the Sponsor will be obliged to demonstrate to IHG,M and B or Six Continents (as the case may be) that it had acted reasonably in forming its opinion to terminate the Agreement pursuant to clause 13.1. For the avoidance of doubt, the provisions of clause 7.1 of this Agreement shall not prevent the commencement of any proceedings by Six Continents IHG and/or M and B (as the case may be) to determine the reasonableness or otherwise of the Sponsor's decision to terminate the Agreement pursuant to clause 13.1 above.

13.3	If Admission has not occurred by close of business on 31 May 2003, this Agreement shall terminate on the basis provided in clause 13.4 below.

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13.4	Upon termination of this Agreement under the foregoing provisions of this clause no party shall have any rights or claims against any other party here to for compensation,costs, damages or otherwise in respect of any matter or thing arising out of or inconnection with this Agreement save in relation to any antecedent breach of any of the provisions of this Agreement and save that the provisions of this clause and of clauses 1,4, 7, 13, 14, 15, 16 and 17 shall continue to apply notwithstanding such termination.

14.	GENERAL

14.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

14.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exerciseof another right or remedy.

14.3	Save as otherwise permitted in this Agreement the rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

14.4	Each date, time or period referred to in this Agreement is of the essence. If the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

15.1	Each Relevant Person shall have the right under the Contracts (Rights of Third Parties)Act 1999 (which shall apply to this Agreement) to enforce its rights against IHG, M and B and Six Continents (as the case may be) under clauses 7.2, 7.3, 7.4 and 7.5 of this Agreement (subject to clause 17 and to the other provisions of this clause 15), as amended from time to time provided only that such Relevant Person shall: (i) give reasonable prior written notice thereof to the Sponsor specifying in such detail as is reasonably available to it at the time the nature of the potential claim before it seeks to enforce its rights; (ii) consult with, and take reasonable notice of the representations of, the Sponsor in relation to the matter in question; and (iii) take such action as the Sponsor may reasonably request in relation to the matter in question and/or permit the Sponsor (at the option of the Sponsor) to conduct any action in relation thereto on its behalf.

15.2	Save as provided in clause 15.1 a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act. The parties to this Agreement do not require the consentof any person other than the parties to this Agreement to rescind or vary this Agreementat any time.

16.	NOTICES

16.1	Any notice required or permitted to be given under this Agreement shall be given in writing to the attention of the person below delivered personally or sent by first class

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post pre-paid recorded delivery or by telefax to the party due to receive such notice at its registered office from time to time (or such other address as such party may have notified to the other parties in accordance with this clause).

	(a)	Intercontinental Hotels Group PLC

IHG 20 North Audley Street, London W1K 6WN

Attention: Richard Winter

Fax: 020 7409 8507

	(b)	Mitchells & Butlers PLC

20 North Audley Street, London W1K 6WN

Attention: Bronagh Kennedy

Fax: 020 7409 8507

	(c)	Six Continents PLC

20 North Audley Street, London W1K 6WN

Attention: Richard Winter

Fax: 020 7409 8507

	(d)	the Sponsor

Schroder Salomon Smith Barney, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB

Attention: William Barter/Anthony Gutman

Fax: 020 7986 6000

16.2	Any notice delivered personally shall be deemed to be received when delivered and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to have been received 2 days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by telefax shall be deemed to have been received upon completion of its transmission.

17.	GOVERNING LAW

17.1	This Agreement is governed by and shall be construed in accordance with English law.

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17.2	The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

17.3	Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

17.4	Process by which any Proceedings are begun in England may be served on a party by being delivered in accordance with clause 16. Nothing contained in this clause 17.4 affects the right to serve process in another manner permitted by law.

18.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together constitute one and the same instrument.

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SCHEDULE 1
DOCUMENTS

Part 1

Documents to be Delivered (or procured) by IHG

Document		No. of Copies	Execution requirements

1.	IHG Verification Notes	1	Copy

2.	Application for Admission to Listing (Schedule 3A of the Listing Rules)	1	Signed original

3.	IHG Listing Particulars (including any cover)	8	1 copy to be signed by each IHG Director (or his agent or attorney duly authorised by deed.)

4.	Resolutions passed by the IHG Directors approving the IHG Issue Documents and the various letters to be delivered by IHG and authorising their issue and/or filing,authorising execution of this Agreement and the Demerger Agreement and authorising the application for Admission and Approval	1	Initialled copy

5.	IHG Working Capital Report	1	Signed original

6.	Letter from Ernst & Young with regard to accuracy of financial information in the IHG Listing Particulars (para 2.20 of the Listing Rules) and relating to changes in financial and trading position of IHG (para 6.E.8 of the Listing Rules)	1	Signed original

7.	Final form of the Memorandum and Articles of Association of IHG to be adopted by IHG and as described in the IHG Listing Particulars	1	Copy

8.	Accountants' reports incorporated in IHG Listing Particulars and statement of adjustments (para 12.15 of the Listing Rules) prepared by Ernst & Young	1 of each	Signed original

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Document		No. of Copies	Execution requirements

9.	Consent letter from Ernst & Young addressed to the Sponsor and IHG consenting to the reports and statements attributed to Ernst & Young being included in the IHG Listing Particulars	1 of each	Signed original

10.	Responsibility letter from each IHGDirector to IHG and the Sponsor accepting responsibility for the IHGListing Particulars and incorporating a power of attorney	1 of each	Signed originals

11.	Letter from the IHG Directors to the UK Listing Authority as required by paragraph 5.5 of the Listing Rules	1	Signed original

12.	IHG Formal Notice	1	Copy

13.	Letter to the Sponsor from Linklaters relating to paras 2.12 and 2.13 of the Listing Rules	1	Signed original

14.	Letters to the Sponsor and IHG from Ernst & Young relating to paras 2.15, 2.18, 6.E.11 and 12.35 of the Listing Rules	1 of each	Signed originals

15.	Ernst & Young SAS 76 letter on IHGListing Particulars	1	Signed original

16.	Letter to the Sponsor from Ernst &Young relating to para 2.12 of theListing Rules and para 3.5 letterconfirming independence	1	Signed original

17.	Letter to the Sponsor from IHG givingthe confirmation referred to in para 2.15of the Listing Rules	1	Signed original

18.	Letter from IHG to the Sponsor relatingto working capital pursuant to para 2.18of the Listing Rules	1	Signed original

19.	Letter from IHG to the Sponsor relatingto paragraph 2.12 of the Listing Rules	1	Signed original

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Document		No. of Copies	Execution requirements

20.	Latest version of the Demerger Agreements	1	Copy

21.	IHG Long Form Report	1	Signed original

22.	Letter to Sponsor from IHG relating to paragraph 2.20 of the Listing Rules	1	Signed original

23.	Roadblock Review	1	Signed original

24.	Linklaters comfort letter on the Road block Review addressed to the Sponsor	1	Signed original

25.	The agreed form UK legal opinion 1 addressed to the Sponsor from Linklaters(including comfort on UK tax section in LPs)	1	Signed original

26.	The agreed form US tax opinion from Davis Polk & Wardwell	1	Signed original

27.	Letter to Sponsor and IHG from Ernst &Young relating to estimated cost savings	1	Signed original

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Part 2

Documents to be Delivered (or procured) by M and B

Document		No. of Copies	Execution requirements

1.	M and B Verification Notes	1	Copy

2.	Application for Admission to Listing (Schedule 3A of the Listing Rules)	1	Signed original

3.	M and B Listing Particulars (including any cover)	8 of each	1 copy of M and B Listing Particulars to be signed by each M and B Director (or his agent or attorney duly authorised by deed.)

4.	Resolutions passed by the M and B Directors approving the M and B Issue Documents and the various letters to be delivered by M and B and authorising their issue and/or filing, authorising execution of this Agreement and the Demerger Agreement and authorising the application for Admission and Approval	1 of each	Initialled copy

5.	M and B Working Capital Report	1	Signed original

6.	Letter from Ernst & Young with regard to accuracy of financial information in the M and B Listing Particulars (para 2.20 of the Listing Rules) and relating to changes in financial and trading position of M and B (para. 6.E.8 of the Listing Rules)	1	Signed original

7.	Final form of Memorandum and Articles of Association of M and B to be adopted by M and B and as described in the M and B Listing Particulars	1	Copy

8.	Accountants' report incorporated in M and B Listing Particulars prepared by Ernst & Young	1 of each	Signed originals

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Document		No. of Copies	Execution requirements

9.	Consent letter from Ernst & Young addressed to the Sponsor and M and B consenting to the reports and statements attributed to Ernst & Young being included in the M and B Listing Particulars	1 of each	Signed originals

10.	Responsibility letter from each M and B Director to M and B and the Sponsor accepting responsibility for the Listing Particulars and incorporating a power of attorney	1	Signed originals

11.	Letter from the M and B Directors to the UK Listing Authority as required by paragraph 5.5 of the Listing Rules	1	Signed original

12.	M and B Formal Notice	1	Copy

13.	Letter to the Sponsor from Linklaters relating to paras 2.12 and 2.13 the Listing Rules	1	Signed original

14.	Letters to the Sponsor and M and B from Ernst & Young relating to paras 2.15, 2.18, 6.E.11 and 12.35 of the Listing Rules	1 of each	Signed originals

15.	Ernst & Young SAS 76 letter on M and B Listing Particulars and the M and B20-F	1	Signed original

16.	Letter to the Sponsor from Ernst &Young relating to para 2.12 of the Listing Rules and para 3.5 letter confirming independence	1	Signed original

17.	Letter to the Sponsor from M and B giving the confirmation referred to in para 2.15 of the Listing Rules	1	Signed original

18.	Letter to the Sponsor from M and B relating to working capital and pursuant to para 2.18 of the Listing Rules	1	Signed original

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Document		No. of Copies	Execution requirements

19.	Letter from M and to the Sponsor relating to paragraphs 2.12 of the Listing Rules	1	Signed original

20.	Latest version of the Demerger Agreements	1	Copies

21.	M and B Long Form Report	1	Signed original

22.	Letter to Sponsor from M and B in relation to para 2.20 of the Listing Rules	1	Signed original

23.	Roadblock Review	1	Signed original

24.	Linklaters comfort letter on the Roadblock Review addressed to the Sponsor	1	Signed original

25.	The agreed form UK legal opinion addressed to Sponsor from Linklaters (including comfort on UK tax section in LPs)	1	Signed original

26.	Agreed form US tax opinion from Davis Polk & Wardwell	1	Signed original

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Part 3

Documents to be Delivered (or procured) by Six Continents

Document		No. of Copies	Execution requirements

1.	Circular Verification Note	1	Copy

2.	Circular and Form of Proxy	8 of each	Copies

3.	Responsibility letter from each director of Six Continents to Six Continents and the Sponsor accepting responsibility for the Circular and incorporating a power of attorney	1	Signed originals

4.	Resolutions passed by the directors of Six Continents approving the Reorganisation, the Demerger and the Circular (and authorising its issue) and authorising execution of this Agreement	1	Initialled copy

5.	Letter from Ernst & Young with regard to accuracy of financial information in the Circular (para 2.20 of the Listing Rules)	1	Signed original

6.	Consent letter from Ernst & Young addressed to the Sponsor and Six Continents consenting to the reports and statements attributed to Ernst & Young in the Circular	1	Signed original

7.	Letter to the Sponsor from Ernst & Young relating to para 12.35 of the Listing Rules	1	Signed original

8.	Letter from Six Continents to the Sponsor relating to accuracy of financial information in the Circular and pursuant to para 2.20 of the Listing Rules	1	Signed original

9.	Impact Day Announcement	1	Copy

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Part 4

Documents to be Prepared by the Sponsor and delivered to the UK Listing Authority

	Document	No. of Copies

For each of the M and B Introduction and the IHG Introduction

1.	Schedule 4A	1 of each

2.	the Sponsor's working capital letter in accordancewith paragraph 2.18 of the Listing Rules	1 of each

3.	Schedule 1A confirmation of Independence	1 of each

4.	Request for omission of information (rule 6.E.11(d))	1 of each

5.	UKLA Checklist signed by the Sponsor	1 of each

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Part 5

Additional Documents required by the UK Listing Authority and London Stock Exchange
(48 hour documents)

Document		Number of	Execution
		copies	requirement

1.	Board resolution of M and B allotting the Scheme Shares	2	Certified copies

2.	Board resolution of IHG allotting the IHG Shares allotted pursuant to the M and B Reduction of Capital	2	Certified copies

3.	Certificate of Incorporation of M and B and any certificates on change of name	2	Certified copies

4.	Certificate of Incorporation of IHG and any certificates on change of name	2	Certified copies

5.	Copy of the newspaper containing the M and B Formal Notice and the IHG Formal Notice	2	Certified copies

6.	Copy of the certificate of registration issued by the Registrar of Companies in relation to the Scheme	2	Certified copies

7.	Application for Admission to Trading (Form1 of the Standards) for IHG	1	Signed original

8.	Application for Admission to Trading (Form1 of the Standards) for M and B	1	Signed original

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Part 6

Documents to be delivered to the Sponsor immediately prior to Admission

Document	No. of Copies	Execution requirements

Agreed form US closing opinion addressed to the Sponsor from Sullivan & Cromwell	1	Signed original

Agreed form UK closing opinion addressed to the Sponsor from Linklaters	1	Signed original

US legal opinion from Counsel of Bank of New York	1	Signed original

IHG Deposit Agreement	1	Signed original

M and B Deposit Agreement	1	Signed original

Six Continents Form 20-F	1	Certified copy

M and B Form 20-F	1	Certified copy

Memorandum and Articles of Association of M and B	1	Certified copy

Memorandum and Articles of Association of IHG	1	Certified copy

M and B CREST enablement letter	1	Signed original

M and B CREST application form	1	Signed original

IHG CREST enablement letter	1	Signed original

IHG CREST application form	1	Signed original

The Demerger Agreements	1	Certified copies

Letter from M and B to Lloyds TSB Registrars confirming their appointment to act as Registrars	1	Certified copy

Letter from IHG to Lloyds TSB Registrars confirming their appointment to act as Registrars	1	Certified copy

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SCHEDULE 2

WARRANTIES

Part 1

References to "Warrantor" in this Schedule are to the person or persons giving the relevant Warranty pursuant to Clause 6.

1.	AUTHORISATIONS AND CAPACITY

1.1	This Agreement and the Demerger Agreements have been, or will be, duly authorised, executed and delivered by M and B and when duly executed and delivered by M and B and the other parties thereto and assuming due authorisation, execution and delivery by the other parties thereto will constitute legal, valid and binding agreements of M and B enforceable in accordance with their terms.

1.2	M and B has the requisite power and authority under its memorandum and articles of association and pursuant to resolutions passed in general meeting to allot and issue the M and B Shares to be issued in connection with the Demerger and pursuant to the Scheme and to effect the Demerger and to perform its obligations under this Agreement in accordance with its terms without any further sanction or consent.

1.3	M and B is a public limited company incorporated and validly existing under English law and has been in continuous existence since its incorporation. It has, since incorporation, never traded or owned any assets and has the right, power and authority to carry on its activities in the ordinary course of business.

1.4	The M and B Directors are all of the present directors of M and B and it is not currently proposed that any other person will be a director of M and B.

2.	PUBLIC DOCUMENTS

2.1	Compliance

	2.1.1	The M and B Non-US Issue Documents comply in all respects with the Act, the FSMA and the Listing Rules and with the relevant requirements of the UK Listing Authority and the London Stock Exchange and the manner in which the M and B Non-US Issue Documents are to be published, distributed and/or advertised does not breach the Act, the FSMA, the Listing Rules or the Standards.

	2.1.2	The Registration Statements comply in all material respects with the requirements of the Exchange Act, in the case of the M and B Form 20-F, and the Securities Act, in the case of the M and B Form F-6 and the applicable rules and regulations of the SEC made thereunder, in each case.

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2.2	Information (general)

	2.2.1	Each statement of fact contained in the M and B Non-US Issue Documents is true and accurate in all material respects and not misleading in any material respect. Each material expression of opinion, intention or expectation contained in the M and B Non-US Issue Documents is made on reasonable grounds, is honestly held, is fairly based and has been made after due and careful enquiry and consideration. Each material forecast and estimate contained in the M and B Non-US Issue Documents is made on reasonable grounds and has been made after due and careful enquiry and consideration.

	2.2.2	The M and B Listing Particulars contain all information about the M and B Group which is or might be material for disclosure to a potential investor and its professional advisers or which they would reasonably require and reasonably expect to find there for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the M and B Group and of the rights attaching to the M and B Shares having regard with respect to the M and B Listing Particulars, inter alia, to the matters specified in section 80(4) of the FSMA.

	2.2.3	No information has been omitted from the M and B Non-US Issue Documents which might make a statement of fact, forecast, estimate or expression of opinion, intention or expectation in the M and B Non-US Issue Documents untrue, inaccurate or misleading in any material respect or which, in the context of the M and B Introduction, Admission or Approval is material for disclosure in the M and B Non-US Issue Documents.

	2.2.4	There is no material fact or circumstance which is not disclosed in the M and B Listing Particulars which ought to be taken into account by the UK Listing Authority in considering the suitability for listing of the M and B Shares.

	2.2.5	The Registration Statements do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.3	Information (financial)

	2.3.1	The M and B Group's consolidated balance sheet and profit and loss account and its consolidated cash flow statement (including all related notes) as for each of the three years ended 30 September 2002, and as contained in Parts VI and VII of the M and B Listing Particulars:

(a) have been prepared on the bases set out on page 52 of the M and B Listing Particulars; and

(b) give a true and fair view of the assets, liabilities and the state of affairs of the M and B Group at the dates stated and of the profits, cash flows and recognised gains and losses for the financial periods then ended.

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	2.3.2	Save as disclosed in the M and B Listing Particulars, since 30 September 2002:

		(a)	each M and B Group Business has been carried on in all material respects in the ordinary and usual course;

		(b)	there has been no material adverse change in the financial or trading position or prospects of the M and B Group; and

		(c)	no M and B Group Company has entered into, assumed or incurred any contract, commitment or obligation the disclosure of which is required in order to prevent the M and B Listing Particulars or the M and B Form 20-F being untrue, inaccurate or misleading in any material respect.

	2.3.3	The pro forma financial information on the M and B Group set out in the Listing Particulars has been duly and carefully prepared on the bases set out in Part VIII of the Listing Particulars and in accordance with the Listing Rules and is presented on a basis consistent with the accounting principles, standards and practices of the M and B Group.

2.4	Information (specific)

In relation to the information contained in the Listing Particulars the section headed "Current trading and prospects" in Part 1 of the Listing Particulars and the statement regarding the financial and trading position of the M and B Group represent the M and B Directors’ reasonable opinions, expectations and intentions made after due and careful consideration.

2.5	Derogation

Each statement made by or on behalf of M and B in connection with any application to the UK Listing Authority for information to be omitted from the M and B Listing Particulars is in every material respect true, complete, accurate and not misleading. There is no information which has not been disclosed in writing to the UK Listing Authority in connection with such an application which by its omission makes such a statement untrue, inaccurate or misleading in any material respect or is material for disclosure to the UK Listing Authority.

3.	M AND B WORKING CAPITAL REPORT

3.1	The statement relating to working capital in paragraph 21 of Part IX of the M and B Listing Particulars represents the M and B Directors' true and honest opinions made after due and careful consideration and enquiry.

3.2	The M and B Working Capital Report has been approved by the M and B Directors and has been prepared after due and careful enquiry and on the bases and assumptions stated in the M and B Working Capital Report which the Warrantor believes to be reasonable. Each material statement of fact contained in the M and B Working Capital Report is true, and in all material respects accurate and not misleading in any material respect and each expression of opinion, intention or expectation contained in the M and B Working Capital Report is made on reasonable grounds, is honestly held, is fairly based and has

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been made after due and careful enquiry and consideration. There is no other material fact known to the Warrantor and no other assumption which ought reasonably to have been taken into account in preparing the M and B Working Capital Report.

4.	REPAYMENT OF BORROWINGS AND DEFAULT

4.1	To the best of the knowledge and belief of the Warrantor, no circumstances have arisen or are likely to arise in which a person is, or would with the giving of notice, lapse of time or both become, entitled to require repayment of an M and B Group Company's borrowing or indebtedness in the nature of borrowing before its stated maturity or performance of a guarantee or indemnity given by an M and B Group Company which may have a material effect on the M and B Group's financial position. No M and B Group Company has received notice to repay under an agreement relating to borrowing or indebtedness in the nature of borrowing which is repayable on demand where such notice or repayment may have or may lead to a material effect on the M and B Group's financial position.

4.2	To the best of the knowledge and belief of the Warrantor, no event has occurred or is about to occur or has been alleged which constitutes or would constitute a default, or which could result in the acceleration by reason of default, of any obligation, under an agreement, undertaking, instrument or arrangement to which an M and B Group Company is a party or by which an M and B Group Company or any of its assets is bound where such default may have or may lead to a material effect on the M and B Group's financial position.

5.	CONTRACTS AND ARRANGEMENTS

5.1	To the actual knowledge of the M and B Directors, the implementation of the Demerger will not result in the termination, rescission or repudiation, and will not give rise to any grounds for such termination, rescission, or repudiation (a "termination right"), of any contract, (other than a contract reported on in the Roadblock Review), which is material to the M and B Group as a whole.

5.2	To the actual knowledge of the M and B Directors, no M and B Group Company is, in relation to any contract which is material to the M and B Group as a whole, in default in respect of an obligation where such default gives rise to a termination right on the part of any other party to that contract.

6.	LITIGATION

6.1	Save as disclosed in the M and B Listing Particulars and the M and B Form 20-F, no M and B Group Company is involved, or has during the recent past (being not less than twelve months ending on the date of this Agreement) been involved, in any legal or arbitration proceedings which may have or have had a material effect on the M and B Group's financial position; nor to the best of the knowledge and belief of the Warrantor are any such proceedings pending or threatened by or against an M and B Group Company.

7.	INSOLVENCY ETC.

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No order has been made, petition presented or threatened or resolution passed for the winding up of, or for the appointment of a provisional liquidator to, or for an administration order in respect of, an M and B Group Company. No receiver or receiver and manager has been appointed of the whole or part of an M and B Group Company's assets or business. In respect of an M and B Group Company, no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986, and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act. No action is being taken to strike an M and B Group Company off the register under section 652 of the Act.

8.	INSURANCE

To the actual knowledge of the M and B Directors, the M and B Group has in place insurance which, given the balance between risk transfer and price is appropriate for the type of business carried on by the M and B Group.

9.	SHARE CAPITAL

9.1	The authorised and issued share capital of M and B conforms to the description contained in the M and B Listing Particulars and the M and B Form 20-F and all sums due in respect of the allotted and/or issued share capital of M and B have been paid to and received by M and B.

9.2	The Scheme Shares will, when issued, be fully paid and not subject to any lien, encumbrance or restriction on transfer imposed by M and B and will confer upon any holder of the Scheme Shares the rights and restrictions set out in the M and B articles of association (in force from time to time) and the M and B Listing Particulars. The distribution of the Scheme Shares and the M and B ADSs pursuant to the Scheme will not require registration under the Securities Act.

10.	REAL PROPERTY AND OTHER ASSETS

The M and B Group has no ownership of or interest in or contractual rights in respect of any property (together the "Rights") where a loss of such Rights would be likely to result in a material adverse effect on the financial position of the M and B Group as a whole.

11.	PENSIONS

All matters, circumstances, facts, liabilities and potential liabilities relating to pensions and/or any other retirement benefit obligations of M and B or of any other M and B Group Company which is required by FSMA or the Listing Rules to be disclosed in the M and B Listing Particulars has been so disclosed.

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LIMITED LIABILITY PARTNERSHIP

Part 2

References to "Warrantor" in this Schedule are to the person or persons giving the relevant Warranty pursuant to Clause 6.

1.	AUTHORISATIONS AND CAPACITY

1.1	This Agreement and the Demerger Agreements have been, or will be, duly authorised, executed and delivered by IHG and when duly executed and delivered by IHG and the other parties thereto and assuming due authorisation, execution and delivery by the other parties thereto will constitute legal, valid and binding agreements of IHG enforceable in accordance with their terms.

1.2	IHG has the requisite power and authority under its memorandum and articles of association and pursuant to resolutions passed in general meeting to allot and issue the IHG Shares to be issued in connection with the Demerger and pursuant to the M and B Reduction of Capital and to effect the Demerger and to perform its obligations under this Agreement in accordance with its terms without any further sanction or consent.

1.3	IHG is a public limited company incorporated and validly existing under English law and has been in continuous existence since its incorporation. It has, since incorporation, never traded or owned any assets and has the right, power and authority to carry on its activities in the ordinary course of business.

1.4	The IHG Directors are all of the present directors of IHG and it is not currently proposed that any other person will be a director of IHG.

2.	PUBLIC DOCUMENTS

2.1	Compliance

The IHG Non-US Issue Documents comply in all respects with the Act, the FSMA and the Listing Rules and with the relevant requirements of the UK Listing Authority and the London Stock Exchange and the manner in which the IHG Non-US Issue Documents are to be published, distributed and/or advertised does not breach the Act, the FSMA, the Listing Rules or the Standards.

2.2	Information (general)

	2.2.1	Each statement of fact contained in the IHG Non-US Issue Documents is true and accurate in all material respects and not misleading in any material respect. Each material expression of opinion, intention or expectation contained in the IHG Non-US Issue Documents is made on reasonable grounds, is honestly held, is fairly based and has been made after due and careful enquiry and consideration. Each material forecast and estimate contained in the IHG Non-US Issue Documents is made on reasonable grounds and has been made after due and careful enquiry and consideration.

	2.2.2	The IHG Listing Particulars contain all information about the IHG Group which is or might be material for disclosure to a potential investor and its professional advisers or which they would reasonably require and reasonably expect to find

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there for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the IHG Group and of the rights attaching to the IHG Share having regard, inter alia, to the matters specified in section 80(4) of FSMA.

	2.2.3	No information has been omitted from the IHG Non-US Issue Documents which might make a statement of fact, forecast, estimate or expression of opinion, intention or expectation in the IHG Non-US Issue Documents untrue, inaccurate or misleading in any material respect or which, in the context of the IHG Introduction or Admission is material for disclosure in the IHG Non-US Issue Documents.

	2.2.4	There is no material fact or circumstance which is not disclosed in the IHG Listing Particulars which ought to be taken into account by the UK Listing Authority in considering the suitability for listing of the IHG Shares.

2.3	Information (financial)

	2.3.1	The IHG Group's consolidated balance sheet and profit and loss account and its consolidated cash flow statement (including all related notes) as for each of the three years ended 30 September 2002 and as contained in Parts VI and VII of the IHG Listing Particulars:

(a) have been prepared on the bases set out on page 66 of the IHG Listing Particulars; and

(b) give a true and fair view of the assets, liabilities and the state of affairs of the IHG Group at the dates stated and of the profits, cash flows and recognised gains and losses for the periods then ended.

	2.3.2	Save as disclosed in the IHG Listing Particulars, since 30 September 2002:

(a) each IHG Group Business has been carried on in all material respects in the ordinary and usual course;

(b) there has been no material adverse change in the financial or trading position or prospects of the IHG Group; and

(c) no IHG Group Company has entered into, assumed or incurred any contract, commitment or obligation the disclosure of which is required in order to prevent the IHG Listing Particulars being untrue, inaccurate or misleading in any material respect.

	2.3.3	The pro forma financial information on the IHG Group set out in the Listing Particulars has been duly and carefully prepared on the bases set out in Part VI of the Listing Particulars and in accordance with the Listing Rules and is presented on a basis consistent with the accounting principles, standards and practices of the IHG Group.

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2.4	Information (specific)

In relation to the information contained in the Listing Particulars the section headed "Current trading and prospects", in Part 1 of the Listing Particulars and the statement regarding the financial and trading position of the Group represent the IHG Directors’ reasonable opinions, expectations and intentions made after due and careful consideration.

2.5	Derogation

Each statement made by or on behalf of IHG in connection with any application to the UK Listing Authority for information to be omitted from the IHG Listing Particulars is in every material respect true, complete, accurate and not misleading. There is no information which has not been disclosed in writing to the UK Listing Authority in connection with such an application which by its omission makes such a statement untrue, inaccurate or misleading in any material respect or is material for disclosure to the UK Listing Authority.

3.	IHG WORKING CAPITAL REPORT

3.1	The statement relating to working capital in paragraph 22 of Part IX of the IHG Listing Particulars represents the IHG Directors' true and honest opinions made after due and careful consideration and enquiry.

3.2	The IHG Working Capital Report has been approved by the IHG Directors and has been prepared after due and careful enquiry and on the bases and assumptions stated in the IHG Working Capital Report which the Warrantor believes to be reasonable. Each material statement of fact contained in the IHG Working Capital Report is true, and in all material respects accurate and not misleading in any material respect and each expression of opinion, intention or expectation contained in the IHG Working Capital Report is made on reasonable grounds, is honestly held, is fairly based and has been made after due and careful enquiry and consideration. There is no other material fact known to Warrantor and no other assumption which ought reasonably to have been taken into account in preparing the IHG Working Capital Report.

4.	REPAYMENT OF BORROWINGS AND DEFAULT

4.1	To the best of the knowledge and belief of the Warrantor, no circumstances have arisen or are likely to arise in which a person is, or would with the giving of notice, lapse of time or both become, entitled to require repayment of an IHG Group Company's borrowing or indebtedness in the nature of borrowing before its stated maturity or performance of a guarantee or indemnity given by an IHG Group Company which may have a material effect on the IHG Group's financial position. No IHG Group Company has received notice to repay under an agreement relating to borrowing or indebtedness in the nature of borrowing which is repayable on demand where such notice or repayment may have or may lead to a material effect on IHG Group's financial position.

4.2	To the best of the knowledge and belief of the Warrantor, no event has occurred or is about to occur or has been alleged which constitutes or would constitute a default, or which could result in the acceleration by reason of default, of any obligation, under an

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agreement, undertaking, instrument or arrangement to which an IHG Group Company is a party or by which an IHG Group Company or any of its assets is bound where such default may have or may lead to a material effect on the IHG Group's financial position.

5.	CONTRACTS AND ARRANGEMENTS

5.1	To the actual knowledge of the IHG Directors, the implementation of the Demerger will not result in the termination, rescission, or repudiation, and will not give rise to any grounds for such termination, rescission, repudiation or avoidance (a "termination right"), of any contract, (other than a contract reported on in the Roadblock Review), which is material to the IHG Group as a whole.

5.2	To the actual knowledge of the IHG Directors, no IHG Group Company is, in relation to any contract which is material to the IHG Group as a whole, in default in respect of an obligation where such default gives rise to a termination right on the part of any other party to that contract.

6.	LITIGATION

6.1	Save as disclosed in the IHG Listing Particulars, no IHG Group Company is involved, or has during the recent past (being not less than twelve months ending on the date of this Agreement) been involved, in any legal or arbitration proceedings which may have or have had a material effect on the IHG Group's financial position; nor to the best of the knowledge and belief of the Warrantor are any such proceedings pending or threatened by or against an IHG Group Company.

7.	INSOLVENCY ETC.

7.1	No order has been made, petition presented or threatened or resolution passed for the winding up of, or for the appointment of a provisional liquidator to, or for an administration order in respect of, an IHG Group Company. No receiver or receiver and manager has been appointed of the whole or part of an IHG Group Company's assets or business. In respect of an IHG Group Company, no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986, and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act. No action is being taken to strike an IHG Group Company off the register under section 652 of the Act.

8.	INSURANCE

To the actual knowledge of the IHG Directors, the IHG Group has in place insurance which, given the balance between risk transfer and price, is appropriate for the type of business carried on by the IHG Group.

9.	SHARE CAPITAL

9.1	The authorised and issued share capital of IHG conforms to the description contained in the IHG Listing Particulars and all sums due in respect of the allotted and/or issued share capital of M and B have been paid to and received by IHG.

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9.2	The IHG Shares to be issued pursuant to the Demerger and the M and B Reduction of Capital will, when issued, be fully paid and not subject to any lien, encumbrance or restriction on transfer imposed by IHG and will confer upon any holder of such IHG Shares the rights and restrictions set out in the IHG articles of association (in force from time to time) and the IHG Listing Particulars. The distribution of the IHG Shares and the IHG ADSs pursuant to the M and B Reduction of Share Capital and the Demerger will not require registration under the Securities Act.

10.	REAL PROPERTY AND OTHER ASSETS

The IHG Group has no ownership of or interest in or contractual rights in respect of any property (together the "Rights") where a loss of such Rights would be likely to result in a material adverse effect on the financial position of the IHG Group as a whole.

11.	PENSIONS

All matters, circumstances, facts, liabilities and potential liabilities relating to pensions and/or any other retirement benefit obligations of IHG or of any other IHG Group Company which is required by FSMA or the Listing Rules to be disclosed in the IHG Listing Particulars has been so disclosed.

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Part 3

1.	AUTHORISATIONS AND CAPACITY

1.1	This Agreement and the Demerger Agreements have been, or will be, duly authorised,executed and delivered by Six Continents and when duly executed and delivered by Six Continents and the other parties thereto and assuming due authorisation, execution and delivery by the other parties thereto will constitute legal, valid and binding agreements of Six Continents enforceable in accordance with their terms.

1.2	Subject to the passing of the Resolutions, Six Continents has the requisite power under its memorandum and articles of association to effect, and in all other respects may lawfully effect, the Reorganisation and the Demerger and may perform its obligations under this Agreement without any further sanction or consent.

1.3	The Demerger and the Reorganisation, and each action taken or to be taken in connection therewith, complies in all respects with all applicable laws and regulations.

2.	CIRCULAR

2.1	Compliance

The Circular complies in all respects with the Act, the FSMA, the Listing Rules, the relevant requirements of the UK Listing Authority and the London Stock Exchange and the manner in which the Circular is to be published, distributed and/or advertised does not breach the Act, the FSMA, the Listing Rules or the Standards.

2.2	Information (General)

	2.2.1	Each statement of fact contained in the Circular is true and accurate in all material respects and not misleading in any material respects. Each material forecast, estimate and expression of opinion, intention or expectation contained in the Circular is made on reasonable grounds, is honestly held, is fairly based and has been made after due and careful enquiry and consideration.

	2.2.2	No information has been omitted from the Circular which might make a statement of fact, forecast, estimate or expression of opinion, intention or expectation in the Circular untrue, inaccurate or misleading in any material respect or which, in the context of the Reorganisation or the Demerger, is material for disclosure.

3.	AUTHORITY

3.1	Six Continents and the directors of Six Continents have the right, power and authority under Six Continents memorandum and articles of association, to pay the fees, commissions and costs provided for in this Agreement and to enter into, exercise its rights and perform its obligations under this Agreement and to complete all the arrangements contemplated by this Agreement in accordance with its terms without any further sanction or consent.

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SCHEDULE 3
WARRANTIES CERTIFICATE

[Letterhead of Six Continents/IHG/M and B(as applicable)]

To:	Salomon Brothers International Limited (the "Sponsor")	[•] 2003
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

Dear Sirs

1.

We refer to the agreement between the Sponsor, Six Continents, IHG and M and Brelating to the admission to the Official List of the issued and to be issued share capital of IHG and M and B dated 17 February 2003 (the "Sponsor's Agreement"). Words and expressions defined in the Sponsor’s Agreement have the same meaning when used in this letter.

2.	We confirm to you that:

(a)	clause [6.1][in the case of M and B][6.2][in the case of IHG][6.3][in the case of Six Continents] of the Sponsor's Agreement has not been breached, or

(b)	none of such warranties would be breached if it were repeated by reference to the facts orcircumstances existing at [•] p.m. today.

In this letter, the term "Warranty" has the meaning given in clause 1.1 of the Sponsor's Agreement. For the purpose of paragraph 2(b) of this letter, where in a Warranty there is an express or implied reference to the "date of this Agreement", that reference is to be construed as a reference to "[• ] p.m. today".

Yours faithfully

[Director]
for and on behalf of
[Six Continents/InterContinental Hotels Group/Mitchells and Butlers]

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SCHEDULE 4

AGREED FORM DOCUMENTS

1.	The Circular and Form of Proxy

2.	The Demerger Agreements

3.	The IHG Listing Particulars

4.	The M and B Listing Particulars

5.	IHG Form F-6

6.	Impact Day Announcement

7.	IHG Formal Notice

8.	M and B Formal Notice

9.	Linklaters UK signing opinion

10.	Linklaters US closing opinion

11.	Davis Polk & Wardwell tax opinion

12.	Sullivan & Cromwell closing opinion

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AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written

Signed by	)
for and on behalf of	)	CHRIS VAUGHAN
SIX CONTINENTS PLC	)

Signed by	)
for and on behalf of	)	CHRIS VAUGHAN
INTERCONTINENTAL HOTELS GROUP PLC	)

Signed by	)
for and on behalf of	)	CHRIS VAUGHAN
MITCHELLS & BUTLERS PLC	)

Signed by	)
for and on behalf of	)	DAVID WORMSLEY
SALOMON BROTHERS INTERNATIONAL	)
LIMITED	)